Exhibit 8.1

August 7, 2007
Inhibitex, Inc.
9005 Westside Parkway
Alpharetta, GA 30004
Dear Ladies and Gentlemen:
We have acted as counsel to Inhibitex, Inc. (“Inhibitex”) in connection with the contemplated merger (the “Merger”) of Fermavir Pharmaceuticals, Inc., a company organized under the laws of Florida (“FermaVir”), into Frost Acquisition Corp. (“Merger Sub”), a direct wholly-owned subsidiary of Inhibitex, pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of April 9, 2007, by and among Inhibitex, FermaVir and Merger Sub. At your request, we have examined the Joint Proxy Statement/Prospectus, contained in the Registration Statement on Form S-4 (the “Registration Statement”) filed by Inhibitex with the Securities and Exchange Commission, relating to the proposed issuance of up to 18,722,389 shares of Inhibitex common stock, in connection with the Merger. You have requested our opinion regarding the accuracy of the United States federal income tax matters described in the Registration Statement under the heading “Certain U.S. Federal Income Tax Consequences of the Merger-Material United States Federal Income Tax Consequences to FermaVir Stockholders.”
In rendering this opinion, we have reviewed the Merger Agreement (including the exhibits thereto), the Registration Statement and such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We have (without independent verification) relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement. In our examination of the foregoing documents and instruments, we have assumed the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, and the conformity to the original of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and as described in the Registration Statement, that the Merger will qualify as a merger under applicable state law, that no changes will be made to the terms and conditions of the Merger as set forth in the Merger Agreement, and that there are no understandings, arrangements or agreements among or between Inhibitex, FermaVir, Merger Sub, and holders of the FermaVir common stock except as described in the Registration Statement.
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August 7, 2007 Page 2
Based upon the foregoing, we are of the opinion that the description in the Registration Statement, under the heading “Certain U.S. Federal Income Tax Consequences of the Merger-Material United States Federal Income Tax Consequences to FermaVir Stockholders,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Merger to a stockholder of FermaVira, subject to the limitations and qualifications set forth therein.
This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion represents and is based upon our best judgment regarding the application of the United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published and private rulings, procedures and other administrative releases. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
This opinion addresses only the matters described above, and we express no opinion at this time as to any other tax consequences under federal, state, local foreign or other tax law of the Merger or of any other transaction taken in connection therewith.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references made to us under the heading “Certain U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Dechert LLP